Exhibit 3.3

AMENDMENT NO. 1

TO THE

AMENDED AND RESTATED

BYLAWS

OF

PURPLE INNOVATION, INC.

A DELAWARE CORPORATION

(FORMERLY KNOWN AS

GLOBAL PARTNER ACQUISITION CORP.)

This Amendment No. 1 (the “Amendment”) to the Amended and Restated Bylaws of Purple Innovation, Inc. (the “Bylaws”) is made as of March 9, 2021 in accordance with Article IX, Section 9.15 of the Bylaws. Capitalized terms used herein and not otherwise herein defined are used as defined in the Bylaws.’

Article II, Section 2.5(d) is hereby amended and restated in its entirety to read as follows:

“(d) Required Vote. Subject to the rights of the holders of one or more series of preferred stock of the Corporation (“Preferred Stock”), voting separately by class or series, to elect directors pursuant to the terms of one or more series of Preferred Stock, the election of directors shall be determined by a majority of the votes cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote thereon, provided, however, that if the number of nominees for director exceeds the number of directors to be elected, directors shall be elected by a plurality of the votes cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote thereon. If a director then serving on the Board does not receive the required majority, the director shall tender his or her resignation to the Secretary of the Corporation promptly following certification of the election results. The Nomination & Governance Committee (or other committee designated by the Board) shall consider the facts and circumstances relating to the election and the resignation of such incumbent director and make a recommendation to the Board as to whether to accept or reject the resignation, or whether other action should be taken. The Board will act on the Nomination & Governance Committee’s recommendation and publicly disclose its decision and the rationale behind it within 90 days from the date of the certification of the election results. All other matters shall also be determined by the vote of a majority of the votes cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote thereon, unless the matter is one upon which, by applicable law, the Certificate of Incorporation, these Bylaws or applicable stock exchange rules, a different vote is required, in which case such provision shall govern and control the decision of such matter.”

SIGNED AND CERTIFIED this 9th day of March 2021.

/s/ Joseph B. Megibow
Joseph B. Megibow
Chief Executive Officer